Exhibit 5.1

Our ref	1072974/0002/H533105v1
Your ref

By Email

25 February 2024

SolarJuice Co., Ltd.

1/10-12 Forsyth Close,

Wetherill Park,

Sydney, NSW

Australia

Dear Sir or Madam

SOLARJUICE CO., LTD. (the "Company")

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1, including all amendments or supplements thereto filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended (the "Securities Act"), initially filed on September 16, 2022 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), representing (i) 3,750,000 ordinary shares of a par value of US$0.00004 each of the Company (the "Ordinary Shares") for the offering and sale to the public by the Company and (ii) warrants exercisable for the purchase of an aggregate number of Ordinary Shares equal to 5% of the total number of Ordinary Shares sold by the Company (the "Warrants") in this offering to Maxim Group, LLC and Roth Capital Partners, the underwriters of this offering (the "Underwriters").

This Opinion is given only on the laws of the Cayman Islands in force at the date hereof and is based solely on matters of fact known to us at the date hereof. We have not investigated the laws or regulations of any jurisdiction other than the Cayman Islands. We express no opinion as to matters of fact or, unless expressly stated otherwise, the veracity of any representations or warranties given in or in connection with any of the documents set out in Section 2.

In giving this Opinion we have reviewed originals, copies, drafts, and certified copies of the documents set out in Section 2. This Opinion is given on the basis that the assumptions set out in Section 3 (which we have not independently investigated or verified) and the Director's Certificate are true, complete and accurate in all respects. In addition, this Opinion is subject to the qualifications set out in Section 4. Capitalised terms used in this Opinion shall have the meanings ascribed to them in this Opinion.

RESIDENT PARTNERS:	T Haynes J Lightfoot M Padarin M Watson J Webb
NON-RESIDENT PARTNERS:	R Clark M Hanson S Marks A McKenzie A Ohlsson M Pallot K Robinson

Carey Olsen Hong Kong LLP is a limited liability partnership regulated by the Law Society of Hong Kong. Carey Olsen Hong Kong LLP is a law firm and part of Carey Olsen, a global law firm, operating through various separate and distinct legal entities. A list of offices and regulatory information can be found at www.careyolsen.com

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1.	Opinions

We are of the opinion that:

(a)	The Company has been duly incorporated as an exempted company with limited liability under the Companies Act (as revised) of the Cayman Islands (the "Companies Act") and is validly existing. The Company has all requisite power and authority, and all material governmental licenses, authorisations, consents and approvals that are required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted (all as described in the SEC Reports), and the Company is duly qualified to transact business, in each case as required as a matter of Cayman Islands law.

(b)	Based on our review of the Memorandum and Articles (as defined in Section 2), the authorised share capital of the Company is US$50,000 divided into 1,250,000,000 Ordinary Shares.

(c)	Upon the due issuance of the Ordinary Shares and payment of the consideration therefor as contemplated in the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the terms as agreed between the Underwriters, such Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

(d)	Upon (i) the applicable Warrants having been duly authorised by the Company; (ii) the final terms of the Warrants having been duly established and approved by the appropriate authorisations of the board of directors of the Company; and (iii) the applicable Warrants having been duly executed by the Company and countersigned or authenticated in accordance with the terms as agreed between the Underwriters and paid for as contemplated by the Registration Statement, such Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

(e)	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

2.	Documents Reviewed

The documents listed in this Section 2 are the only documents and/or records we have examined and relied upon and the only searches and enquiries we have carried out for the purposes of this Opinion.

(a)	The certificate of incorporation of the Company dated 16 February 2017, the amended and restated memorandum and articles of association of the Company adopted on 7 June 2021 and the second amended and restated memorandum and articles of association of the Company adopted on 6 July 2022 (collectively, the "Memorandum and Articles"), the Register of Directors, in each case, of the Company, copies of which have been provided to us by the Company (together the "Company Records").

(b)	A director's certificate signed by a Director dated 19 February 2024, attached at Schedule 1 hereto (the "Director's Certificate").

(c)	The written resolutions of the board of director of the Company (the "Directors") dated 15 July 2021 and 23 February 2024 (collectively, the "Resolutions").

(d)	The Registration Statement.

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3.	Assumptions

We have assumed:

(a)	that all necessary corporate action will be taken in accordance with applicable law and the Memorandum and Articles to authorise and approve any issuance of, the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreements in respect of such issuance (the "Issuance Documents") will be, or have been, duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(b)	the authenticity, accuracy and completeness of all documents supplied to us, whether as originals or copies and of all factual representations expressed in or implied by the documents we have examined;

(c)	that where we have been provided with a document in executed form or with only the signature page of an executed document, that such executed document does not differ from the latest draft version of the document provided to us and, where a document has been reviewed by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(d)	that each of the Issuance Documents constitutes legal, valid and binding obligations, enforceable in accordance with its terms, of each party to the Issuance Documents under all laws other than, in the case of the Company, the laws of the Cayman Islands;

(e)	all authorisations, consents, filings, registrations or other requirements of governmental, judicial or public bodies and authorities required under any law (including the laws of the Cayman Islands) for any party (other than under the laws of the Cayman Islands, the Company) to execute, or deliver, or enforce Issuance Documents or perform any of its obligations under the Issuance Documents have been obtained, remain valid and subsisting and have been complied with;

(f)	the choice of governing law in each of the Issuance Documents has been freely made in good faith (for example not made with any intention of avoiding provisions of the law with which the transactions under the Issuance Documents have the closest and most real connection) and, where such law is a law or regulation of any jurisdiction other than the Cayman Islands (collectively, the "Foreign Laws"), would be regarded as a valid and binding selection, which will be upheld by the courts of such jurisdiction as a matter of such governing law and all other laws (other than the laws of the Cayman Islands). There is no reason for avoiding that choice of governing law on grounds of public policy or otherwise;

(g)	none of the Proceeds of Crime Act (as revised) of the Cayman Islands relating to money laundering, the Misuse of Drugs Act (as revised) of the Cayman Islands relating to drug trafficking or the Terrorism Act (as revised) of the Cayman Islands relating to the financing of terrorism is relevant to the transactions contemplated by the Issuance Documents or to any payment made or to be made thereunder;

(h)	none of the parties to the Issuance Documents is acting, or will act in a matter inconsistent with United Nations sanctions as implemented under the laws of the Cayman Islands or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the Cayman Islands by the Orders of Her Majesty in Council;

(i)	all necessary consents have been given, actions taken (other than those required pursuant to the laws of the Cayman Islands or the Memorandum and Articles) and conditions met or validly waived pursuant to the Issuance Documents;

(j)	each of the parties has entered into the Issuance Documents in good faith for bona fide commercial reasons and on arm's length terms;

(k)	the Issuance Documents has not been amended, modified, supplemented, revoked, rescinded nor terminated since the time of its execution;

(l)	the Company has entered into the Issuance Documents as principal for its own account and not as agent or fiduciary;

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(m)	in connection with the Company's entry into and performance of its obligations contained in the Issuance Documents, each of its authorised representatives has acted in accordance with his fiduciary and other duties to the Company under all relevant laws (including any relevant Foreign Laws) and the Memorandum and Articles (including in relation to any obligation to disclose a conflict of interest in connection therewith);

(n)	the Resolutions remain in full force and effect and have not been amended, modified, supplemented, revoked, rescinded or terminated in any way, and any minutes are a true and correct record of the proceedings of the relevant meeting, which was duly convened and held and at which a quorum was present throughout in the manner prescribed in the Memorandum and Articles;

(o)	the Resolutions have been duly executed and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed;

(p)	that the Memorandum and Articles will remain in full force and effect and will be unamended;

(q)	the full power (including both capacity and authority), legal right and good standing of each of the parties to the Issuance Documents to execute, date, unconditionally deliver and perform their obligations under the Issuance Documents;

(r)	that the applicable Issuance Documents relating to any Ordinary Shares to be offered and sold will constitute legal, valid and binding obligations, enforceable in accordance with their terms;

(s)	that the issuance and sale of and payment for the Ordinary Shares will be in accordance with the applicable Issuance Documents duly approved by the board of directors of the Company and/or where so required, the shareholders of the Company and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto);

(t)	that upon issue of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(u)	that the Company will issue the Ordinary Shares in furtherance of its objects as set out in its memorandum of association;

(v)	none of the Ordinary Shares has been or will be offered or issued to residents of the Cayman Islands;

(w)	that no party is aware of any improper purpose for the issue of the Ordinary Shares;

(x)	no law or regulation of any jurisdiction other than the Cayman Islands qualifies or affects this Opinion; and

(y)	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and declared effective by the Commission.

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4.	Qualifications

(a)	we express no opinion in respect of the enforceability of any provision in the Registration Statement and any applicable Issuance Documents which purports to fetter the statutory powers of the Company;

(b)	the obligations under the Issuance Documents will not necessarily be legal, valid, binding or enforceable in all circumstances and this Opinion is not to be taken to imply that each obligation would necessarily be capable of enforcement or be enforced in all circumstances in accordance with its terms. In particular, but without limitation:

(i)	the binding effect, validity and enforceability of obligations may be limited by laws relating to bankruptcy, administration, insolvency, moratorium, liquidation, dissolution, re-organisation and other laws of general application relating to, or affecting the rights of, creditors;

(ii)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance or the issuing of an injunction are available only at the discretion of the court and may not be available where, for example, damages are considered to be an adequate alternative and we therefore express no opinion on whether such remedies will be granted if sought;

(iii)	claims may be or become barred under the laws relating to the prescription and limitation of actions or may become subject to the general doctrine of estoppel or waiver in relation to representations, acts or omissions of any relevant party or may become subject to defences of set-off or counterclaim;

(iv)	the courts of the Cayman Islands may not enforce contractual provisions to the extent that the same may be illegal or contrary to public policy in the Cayman Islands (for example, a provision purporting to indemnify or exculpate a person for an action which constitutes actual fraud or a criminal offence) or, if obligations are to be performed in a jurisdiction outside the Cayman Islands, to the extent that such performance would be illegal or invalid or contrary to public policy in that jurisdiction;

(v)	a judgment of the courts of the Cayman Islands may be required to be satisfied in Cayman Islands dollars;

(vi)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest will vary according to the currency of the judgment. In a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the party being liquidated determined in accordance with applicable accountancy principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands and as such may not be enforceable;

(vii)	the courts of the Cayman Islands may decline to accept jurisdiction in an action where they determine that there is another more appropriate forum in another jurisdiction or that a court of competent jurisdiction has already made a determination of the relevant matter or where there is litigation pending in respect thereof in another jurisdiction or it may stay proceedings if concurrent proceedings are instituted elsewhere;

(viii)	there is a presumption that the courts of the Cayman Islands will give effect to an exclusive jurisdiction clause in an agreement and upon application, may stay proceedings brought in the Cayman Islands or grant an anti-suit injunction against a party that commences proceedings elsewhere where such proceedings are in breach of the exclusive jurisdiction clause, unless a party can satisfy the courts of the Cayman Islands that it would be just and equitable to depart from that presumption (for example, not to do so would deprive one party of access to justice);

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(ix)	any provision purporting to fetter any statutory power of a Cayman Islands partnership or company (for example, a provision restricting the company's power to commence winding up, to alter its memorandum and articles of association or to increase its share capital) may not be enforceable;

(x)	provisions that purport to require parties to reach agreement in the future may be unenforceable for lack of certainty;

(xi)	the courts of the Cayman Islands may find that a hybrid dispute resolution clause, though generally recognised under Cayman Islands law, is unenforceable on the grounds, amongst others, that it confers concurrent jurisdiction on an arbitral tribunal and the courts of the Cayman Islands;

(xii)	the courts of the Cayman Islands may refuse to enforce a provision that amounts to an indemnity in respect of the costs of enforcement or of unsuccessful proceedings brought in the Cayman Islands where such courts have already made an order to that effect;

(xiii)	where the courts of the Cayman Islands determine that a contractual term may be interpreted in more than one manner the courts may employ the one that is deemed to be most consistent with business and common sense;

(xiv)	it is possible that a judgment (in the Cayman Islands or elsewhere) relating to a particular agreement or instrument would be held to supersede the terms of such agreement or instrument with the effect that, notwithstanding any express term to the contrary in such agreement or instrument, such terms would cease to be binding;

(xv)	the enforcement of contractual obligations may be limited by the provisions of Cayman Islands law applicable to agreements or contracts held to have been frustrated by events happening after the relevant agreement or contract was entered into; and

(xvi)	the enforcement of obligations may be invalidated or vitiated by reason of fraud, duress, undue influence, mistake, illegality or misrepresentation.

(c)	notwithstanding a valid choice of law provision, the courts of the Cayman Islands may refuse to apply the relevant governing law, for example, (i) if it is not pleaded and proved; (ii) if to do so would be contrary to the public policy of the Cayman Islands; or (iii) in relation to laws that are mandatory in the relevant forum or which may not be derogated from contractually;

(d)	we offer no opinion as to whether the acceptance of, or the execution or performance of, the Company's obligations under the Issuance Documents will or may result in the breach or infringement of any other deed, contract or document entered into by, or binding upon, the Company (other than the Memorandum and Articles);

(e)	the question of whether or not any provision of an agreement or document which is illegal, invalid, unenforceable or void may be severed from the other provisions thereof would be determined by the courts of the Cayman Islands in its discretion;

(f)	we make no comment on references to any Foreign Laws or to any representations or warranties made in any agreement or document; and

(g)	we express no opinion on any provision in any agreement or document requiring written amendments and waivers thereof insofar as it suggests that all or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties. It is likely that the provisions of an agreement or document governed by Cayman Islands law may be waived or amended orally or by conduct notwithstanding any such provision.

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We are furnishing this Opinion as exhibit 5.1 of the Registration Statement. We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name under the headings "Enforceability of Civil Liabilities and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

This Opinion (and any obligations arising out of or in connection with it) is given on the basis that it shall be governed by and construed in accordance with the laws of the Cayman Islands.

Yours faithfully

Carey Olsen Hong Kong LLP

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Schedule 1

Director's Certificate

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SolarJuice Co., Ltd.

1/10-12 Forsyth Close, Wetherhill Park, Sydney, NSW, Australia

February 19, 2024

To: Carey Olsen Hong Kong LLP

Suites 3610-13, Jardine House

1 Connaught Place

Central, Hong Kong

Dear Sirs

SOLARJUICE CO., LTD. (the "Company")

I, being a director of the Company, am aware that you are being asked to provide a legal opinion to The Nasdaq Stock Market LLC (the "Opinion") in relation to certain aspects of Cayman Islands law on or about the date of this certificate. Unless otherwise defined herein, the capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The directors of the Company at the date of the date of this certificate are as follows: Xiaofeng Peng and Hoang Khoeng Cheong.

2	The Memorandum and Articles have not been amended since 18 July 2022 and remain in full force.

3	The Resolutions were duly passed and have not been amended, varied or revoked in any respect.

4	The Company will have sufficient authorised but unissued share capital to effect the issue of any of the Ordinary Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Ordinary Shares.

5	The Company is, and after the allotment (where applicable) and issuance of any Ordinary Shares will be, solvent (both on a "going concern" and "balance sheet" basis).

6	The power and authority of the Company and the Directors have not been restricted in any way other than as set out in the Memorandum and Articles, the Engagement Letter or the Issuance Documents.

7	There is no contractual or other obligation, prohibition or restriction (other than as set out in the Memorandum and Articles) which may limit the Company's ability to enter into or perform its obligations under the Engagement Letter and the Issuance Documents.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Name: Xiaofeng Peng

Title: Director

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